Exhibit 99.1

Lument Finance Trust Closes $664 Million Commercial Real Estate CLO

NEW YORK, December 10, 2025 /PRNewswire/ — Lument Finance Trust, Inc. (NYSE: LFT) (“we,”; “LFT” or the “Company”) today announced that it closed LMNT 2025-FL3, a $663.8 million managed Commercial Real Estate Collateralized Loan Obligation (“CRE CLO”). The Company placed approximately $585.0 million of investment grade securities with institutional investors, providing LFT with term financing on a non-mark-to-market, non-recourse basis. LMNT 2025-FL3 includes a 30-month reinvestment period, an advance rate of 88.1%, and a weighted average interest rate at issuance of Term SOFR plus 1.91%, before transaction costs.

The initial collateral pool consists of 32 first lien floating rate mortgage loans and participations secured by 49 multifamily and commercial real estate properties located across the United States. A portion of the collateral was owned by LFT prior to the closing of LMNT 2025-FL3 and the remaining collateral was acquired by the Company from an affiliate of Lument Investment Management, LLC, the Company’s external manager, at par plus accrued interest. The weighted average collateral spread was approximately 321 basis points over one-month SOFR.

J.P. Morgan Securities LLC acted as sole structuring agent, lead manager and sole bookrunner for LMNT 2025-FL3. Citizens JMP Securities, LLC, acted as co-manager.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About LFT
LFT is a Maryland corporation focused on investing in, and financing and managing, a portfolio of commercial real estate debt investments.  The Company primarily invests in transitional floating rate commercial mortgage loans with an emphasis on middle-market multi-family assets. LFT is externally managed and advised by Lument Investment Management, LLC, a Delaware limited liability company.

Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC’s Internet site at https://www.sec.gov/, the Company website at https://lumentfinancetrust.com, or by directing requests to: Lument Finance Trust, 230 Park Avenue, 20th Floor, New York, NY 10169, Attention: Investor Relations.

Investor Relations Contact:
James Briggs
Chief Financial Officer
(212) 521-6323
james.briggs@lument.com

Media Contact:
Tyler Howard
Associate Director
(614) 453-7523
tyler.howard@lument.com